Exhibit 99.B

Offer to Purchase

Exhibit B

TRILOMA EIG ENERGY INCOME FUND - TERM I

Offer to Purchase

Regular Mail
Broadridge
Attn: Re-Organization Dept.
P.O. Box 9116
Farmingdale, NY 11735-9547
(844) 229-7674

Offer to Purchase Shares
Dated February 27, 2017

Investor Direction Form Tendering Shares
Must Be Received by
Triloma EIG Energy Income Fund - Term I by
5:00 p.m., Eastern Time, on March 24, 2017

Withdrawal Rights Will Expire at

5:00 p.m., Eastern Time, on March 24, 2017

To the Shareholders of

Triloma EIG Energy Income Fund - Term I:

The table on the next page sets forth a number of important dates related to this tender offer. Please refer to this table as you read this document. Capitalized terms used, but not defined, in this table bear the meanings given to them later in this document.

Date	Name of Date	Definition
December 30, 2016	Prior NAV Calculation Date	the last date before the Commencement Date for which the Fund completed the calculation of its net asset value
February 27, 2017	Commencement Date	the date as of which the Offer commenced
March 24, 2017	Notice Date	the date by which each Shareholder desiring to tender Shares for purchase must provide proper notice to the Fund
March 24, 2017*	Expiration Date

the date by which a Shareholder who has previously provided proper notice to the Fund of such Shareholder’s desire to tender Shares may properly notify the Fund of such Shareholder’s desire to withdraw its previous tender request

April 7, 2017	Acceptance Date	the date which is less than 40 business days after the Commencement Date
March 31, 2017	Valuation Date	the date as of which the net asset value of the Shares is calculated, which will be the date specified in this table or, at a later date if the Fund properly authorizes any extension of the Offer

*                           Subject to change in the event that the Fund properly authorizes an extension of time during which the Offer is pending. In the event of any such extension, Shareholders will be notified in writing by the Fund. Because the Fund does not presently anticipate authorizing any such extension, the Fund strongly recommends that Shareholders make any decisions with respect to this Offer based on the dates specified in the table above.

Triloma EIG Energy Income Fund - Term I, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust (the “Fund”), is offering to purchase shares of the Fund (“Shares”) from shareholders of the Fund (“Shareholders”) for cash on the terms and conditions set out in this “Offer to Purchase” and the related “Investor Direction Form,” which, together, constitute the “Offer.” (As used in this Offer, the term “Shares” will refer to shares of the Fund representing a beneficial interest of ownership in the Fund.) Specifically, the Fund is offering to purchase Shares, pursuant to tenders by Shareholders, in an amount up to 2.5% of the average number of Shares outstanding of the Fund in the prior four calendar quarters, calculated as of the Valuation Date, and each Share tendered for purchase will be purchased at a price equal to the net asset value per Share as of such Valuation Date. (Net asset value per Share is equal to (a) the difference between the value of the Fund’s assets and the value of the Fund’s liabilities, divided by (b) the number of Shares outstanding.) Shareholders desiring to tender Shares for purchase must do so by 5:00 p.m., Eastern Time, on the Notice Date (or, in the event of any extension of the Offer, by 5:00 p.m., Eastern Time, on the latest applicable Notice Date). Shareholders have the right to change their minds and withdraw any tenders of their Shares until 5:00 p.m., Eastern Time, on the Expiration Date (or, in the event of any extension of the Offer, by 5:00 p.m., Eastern Time, on the latest applicable Expiration Date). If the Fund elects to extend the tender period, the net asset value, and, hence, the purchase amount, of the tendered Shares will be determined at the close of business on the last day of the month immediately following the month in which the Expiration Date occurs. This Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered, but this Offer is subject to certain conditions described below. Shares are not traded on any established trading market but may be transferred in accordance with procedures established by the Board, as may be amended from time to time.

Shareholders should realize that the value of the Shares tendered in this Offer will likely change between the Prior NAV Calculation Date and the Valuation Date. Each Shareholder tendering Shares should also note that, with respect to the Shares tendered and accepted for purchase by the Fund, such Shareholder will remain a Shareholder in the Fund through the Valuation Date, as of which the net asset value of its Shares is calculated.

Shareholders desiring to tender Shares in accordance with the terms of the Offer should complete and sign the Investor Direction Form and send or deliver it to the Tabulation Agent in the manner set out below.

Important

None of the Fund, Triloma Energy Advisors, LLC (in its capacity as the Fund’s investment adviser, the “Advisor”), EIG Credit Management Company, LLC (in its capacity as the Fund’s investment sub-advisor, the “Sub-Advisor”) and the Fund’s Board of Trustees (the “Board of Trustees”) makes any recommendation to any Shareholder as to whether to tender, or refrain from tendering, Shares. Each Shareholder must make its own decision whether to tender Shares and, if it chooses to do so, how many Shares to tender.

Because each Shareholder’s investment decision is a personal one, based on its own financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether any Shareholder should tender Shares pursuant to the Offer. No person has been authorized to give any information, or to make any representations, in connection with the Offer other than those contained herein or in the Investor Direction Form. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Tabulation Agent at:

Broadridge

Attn: Re-Organization Dept.

P.O. Box 9116

Farmingdale, NY 11735-9547

Phone: (844) 229-7674

TABLE OF CONTENTS

1.	SUMMARY TERM SHEET	B-5

2.	BACKGROUND AND PURPOSE OF THE OFFER	B-6

3.	OFFER TO PURCHASE AND PRICE	B-7

4.	AMOUNT OF TENDER	B-7

5.	PROCEDURE FOR TENDERS	B-7

6.	WITHDRAWAL RIGHTS	B-8

7.	PURCHASES AND PAYMENT	B-8

8.	CERTAIN CONDITIONS OF THE OFFER	B-9

9.	CERTAIN INFORMATION ABOUT THE FUND	B-9

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES	B-10

11.	ODD LOTS	B-12

12.	MISCELLANEOUS	B-12

1.         SUMMARY TERM SHEET.

This Summary Term Sheet highlights certain information concerning this Offer. For a full understanding of the Offer and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Investor Direction Form. Section references are to this Offer to Purchase.

•                                The Fund (referred to as “we” or the “Fund” in this Summary Term Sheet) is offering to purchase up to 1,796  Shares of the Fund. We will purchase each Share you tender for purchase at its net asset value (that is, (a) the difference between the value of the Fund’s assets and the value of the Fund’s liabilities, divided by (b) the number of outstanding Shares of the Fund) calculated as of the Valuation Date. If you desire to tender Shares for purchase, you must do so by 5:00 p.m., Eastern Time, on the Notice Date. You have the right to change your mind and withdraw any tenders of your Shares until 5:00 p.m., Eastern Time, on the Expiration Date. The net asset value of Shares will be calculated for this purpose as of the Valuation Date.

•                                The Fund reserves the right to extend the Offer, adjusting as necessary the Notice Date, the Expiration Date, and the Valuation Date.

•                                You may tender some or all of your Shares.

•                                If we accept the tender of any of your Shares, we will pay you the proceeds from one or more of the following sources: cash on hand, the proceeds of the sale of portfolio securities held by the Fund, or borrowings. See Section 7.

•                                Following this Summary Term Sheet is a formal notice of the Offer to Purchase your Shares. If you desire to tender Shares for purchase, you must do so by 5:00 p.m., Eastern Time, on the Notice Date. You have the right to change your mind and withdraw any tenders of your Shares until 5:00 p.m. Eastern Time, on the Expiration Date. Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of Shares on or before the Acceptance Date, you will also have the right to withdraw the tender of your Shares after such date. See Section 6.

•                                If you would like the Fund to purchase any of your Shares, you should complete, sign, and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Investor Direction Form, enclosed with our Offer, to the Fund at either of the following addresses:

Overnight Delivery:	Regular Mail:
Broadridge	Broadridge
Attn: BCIS IWS	Attn: Re-Organization Dept.
51 Mercedes Way	P.O. Box 9116
Edgewood, NY 11717	Farmingdale, NY 11735-9547

or (ii) go online directly to submit instructions via the Agent’s online Corporate Action Facility at www.proxyvote.com/tender, so that it is received before 5:00 p.m., Eastern Time,

on the Notice Date. See Section 5. The value of your Shares will likely change between the Prior NAV Calculation Date and the Valuation Date. See Section 3.

                                      As of the Prior NAV Calculation Date, the aggregate net asset value of the Fund was $4,777,954, and the net asset value of each Share of the Fund was $25.93. See Section 3.

2.         BACKGROUND AND PURPOSE OF THE OFFER.

As contemplated by, and in accordance with, the procedures set out in the Fund’s Prospectus dated November 16, 2016 (as it may be amended, modified, or otherwise supplemented from time to time, the “Prospectus”), the purpose of this Offer is to provide liquidity to Shareholders. The Prospectus which was provided to each Shareholder in advance of subscribing for Shares provides that the Board of Trustees has the discretion to determine whether the Fund will purchase Shares from time to time from Shareholders pursuant to written tenders. The Fund expects that the Board of Trustees will authorize the Fund to purchase Shares from Shareholders quarterly.

Because there is no secondary trading market for Shares, the Board of Trustees has determined to cause the Fund to make this Offer, after consideration of various matters, including without limitation those set out in the Prospectus and the recommendations of the Advisor. The Advisor intends to recommend to the Board of Trustees that the Fund offer to purchase Shares on a quarterly basis each year, but the Board of Trustees may determine not to accept such recommendations from time to time.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders not tendering Shares. Shareholders retaining their Shares may be subject to increased risks which may possibly result from the reduction in the Fund’s aggregate assets due to the Fund’s payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. The Fund believes that this result is unlikely, however, given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in those Shareholders not tendering Shares bearing higher costs to the extent that certain relatively fixed expenses borne by the Fund may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Shareholders from time to time. Payment for any Shares purchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Advisor would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.

Shares tendered to the Fund in connection with this Offer will be retired, although the Fund offers Shares in a continuous public offering, conducted pursuant to an effective Registration Statement under the Securities Act of 1933, in accordance with the Prospectus. Shares may be purchased weekly at the Fund’s then current public offering price per Share.

The tender of Shares by a Shareholder will not affect the record ownership of such Shareholder for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Shares are purchased. You should also realize that the Offer is set to expire on the Expiration Date and that, if you desire to tender Shares for purchase, you must do so by the Notice Date. With respect to the Shares you are tendering which are accepted for purchase by the

Fund, you remain a Shareholder of the Fund through the Valuation Date, when the net asset value of your Shares is calculated.

3.         OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms, and subject to the conditions, of the Offer, purchase up to 1,796  Shares by 5:00 p.m., Eastern Time, on the Notice Date (or, if the Offer is extended, by 5:00 p.m., Eastern Time, on the latest applicable Notice Date), and not withdrawn (as provided in Section 6 below) before 5:00 p.m., Eastern Time, on the Expiration Date (or, if the Offer is extended, before 5:00 p.m., Eastern Time, on the latest applicable Expiration Date). The Fund reserves the right to extend, amend, or cancel the Offer as described in Sections 4 and 8 below. The value of each Share tendered for purchase will be the net asset value per Share as of the Valuation Date, payable as set out in Section 7.

4.         AMOUNT OF TENDER.

Subject to the limitations set out below, Shareholders may tender some or all of their Shares.

If the amount of Shares properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 1,796  Shares (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms, and subject to the conditions, of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer or to postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If Shares in excess of 1,796  Shares are duly tendered to the Fund before the Notice Date and not withdrawn before the Expiration Date pursuant to Section 6 below, the Fund will accept Shares tendered before the Notice Date and not withdrawn before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Shares. The Offer may be extended, amended, or canceled in various other circumstances described in Section 8 below.

5.         PROCEDURE FOR TENDERS.

Shareholders wishing to tender Shares pursuant to this Offer to Purchase should send or deliver by the Notice Date a completed and executed Investor Direction Form to the Tabulation Agent, at the address set out on the first page of the Investor Direction Form, or go online directly to submit instructions via the Agent’s online Corporate Action Facility at www.proxyvote.com/tender. The completed and executed Investor Direction Form must be received by the Tabulation Agent, either by mail or by going online directly to submit instructions via the Agent’s online Corporate Action Facility at www.proxyvote.com/tender, no later than 5:00 p.m., Eastern Time, on Notice Date.

The Fund recommends that all documents be submitted to the Tabulation Agent by certified mail, return receipt requested, or via the online portal. Shareholders wishing to confirm receipt of an Investor Direction Form may contact the Tabulation Agent at the address or telephone number set out on the first page of the Investor Direction Form. The method of delivery of any documents is at the election, and complete risk, of the Shareholder tendering Shares, which may include without limitation the failure of the Fund to receive any Investor Direction Form or other document submitted by mail or via the internet. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of, or payment for, which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Advisor, the Sub-Advisor or the Board of Trustees will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.         WITHDRAWAL RIGHTS.

The Prospectus provides that a tender of Shares may be withdrawn by a Shareholder at any time before 5:00 p.m., Eastern Time, on the Expiration Date. Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the 1934 Act, if the Fund has not yet accepted a Shareholder’s tender of Shares on or before the Acceptance Date, a Shareholder will also have the right to withdraw its tender of its Shares after such date. To be effective, any notice of withdrawal must be timely received by the Fund at the address or via the online portal set out on the first page of the Investor Direction Form. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.         PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted a Shareholder’s tender of tendered Shares as, if, and when it gives written notice to the tendering Shareholder of its acceptance of such Shareholder’s tender and purchase such Shares. As stated in Section 3 above, the amount offered for the Shares tendered by Shareholders will be the net asset value thereof as of the Valuation Date.

The Fund will make payment for Shares it purchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) the proceeds of the sale of securities and portfolio assets held by the Fund; and (c) possibly borrowings. None of the Fund, the Advisor, the Sub-Advisor or the Board of Trustees has determined at this time to borrow funds to purchase Shares tendered in connection with the Offer. Depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, however, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Shares, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by new and existing Shareholders or from the proceeds of the sale of securities held by the Fund.

The Fund will make cash payments to shareholders who have tendered their shares promptly following its acceptance of such tendered shares in accordance with applicable law.

8.         CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Acceptance Date: (a) to cancel the Offer in the circumstances set out in the following paragraph, and, in the event of such cancellation, not to purchase, or pay for, any Shares tendered pursuant to the Offer; (b) to amend the Offer; or (c) to postpone the acceptance of Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

The Fund may cancel the Offer, amend the Offer, or postpone the acceptance of tenders made pursuant to the Offer, if: (a) the Fund would not be able to liquidate portfolio securities in an orderly manner consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Trustees, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities, or suspension of payment by banks in the United States or New York State, which is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States which is material to the Fund (although the Fund acknowledges the military actions involving the United States in Iraq, Afghanistan, and the surrounding regions and has determined, as of the date hereof, that such actions are not material to the Fund), (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund most recently calculated as of the Commencement Date, or (vii) other event or condition which would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were purchased; or (c) the Board of Trustees determines that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer.

9.         CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end, non-diversified, management investment company. It was organized as a Delaware statutory trust on February 18, 2015. The Fund’s principal office is located at 201 North New York Avenue, Suite 200, Winter Park, FL 32789, and its telephone number is (407) 6367115. Shares are not traded on any established trading market but may be transferred in accordance with procedures established by the Board, as may be amended from time to time. For information regarding this Offer, please call (844) 229-7674.

None of the Fund, the Advisor, the Sub-Advisor or the Board of Trustees has any plans or proposals which relate to, or would result in: (1) the acquisition by any person of additional Shares (other than the Fund’s intended continued acceptance of subscriptions for Shares on a weekly basis and from time to time) or the disposition of Shares (other than through periodic purchase offers, including this Offer); (2) an extraordinary transaction involving the Fund, such as a merger, reorganization, or liquidation; (3) any material change in the present indebtedness, capitalization, or distribution policy of the Fund; (4) any change in the present Board of Trustees or in the management of the Fund, including without limitation any change in the number or the term of members of the Board of Trustees, the filling of any existing vacancy on the Board of Trustees, or any change in any material term of the employment contract of any executive officer; (5) a purchase, sale, or transfer of a material amount of assets of the Fund (other than as the Board of Trustees determines may be necessary or appropriate to fund all or a portion of the amount offered for the purchase of Shares pursuant to the Offer or in connection with the ordinary portfolio transactions of the Fund); (6) any other material change in the Fund’s corporate structure or business, including any material change in any of its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any change in the Declaration of Trust or other governing instruments or any other action which could impede the acquisition of control of the Fund.

There have been no transactions involving Shares that were effected during the past 60 days by the Fund, the Advisor, Sub-Advisor, any member of the Board of Trustees, or any person controlling the Fund, the Advisor or the Sub-Advisor.

10.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Fund from Shareholders pursuant to the Offer. Shareholders should consult their own tax advisors with respect to the specific tax consequences applicable to them associated with a purchase of their Shares by the Fund pursuant to the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

In general, the purchase of Shares from a Shareholder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a purchase of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash by the Shareholder in exchange for the Shares: (a) results in a “complete termination” of the Shareholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the Shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares repurchased in the Offer and the Shareholder’s adjusted tax basis in such Shares. If such Shares are held as a capital asset, the gain or loss will generally be capital gain or loss. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is generally (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) either 15% or 20% for capital assets held for more than one year, depending on whether the individual’s income exceeds certain threshold amounts.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder in exchange for the Shares repurchased pursuant to the Offer will be taxable to the Shareholder as a “dividend” to the extent of such Shareholder’s allocable portion of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed a Shareholder’s allocable portion of the Fund’s current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of such Shareholder’s then adjusted tax basis in the Shares), and any amounts in excess of such Shareholder’s adjusted tax basis will constitute taxable capital gain. Any remaining adjusted tax basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder. In addition, if a purchase of Shares pursuant to the Offer is treated as a “dividend” to a tendering Shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Shareholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.

The Fund generally will be required to withhold tax at the rate of 28% (“backup withholding”) from any payment to a tendering Shareholder that is an individual (or certain other non-corporate persons) if the Shareholder fails to provide its correct taxpayer identification number to the Fund or otherwise establish an exemption from the backup withholding tax rules. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Shareholder’s U.S. federal income tax liability.

The U.S. federal income taxation of a Non-U.S. resident Shareholder arising from a purchase of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. resident Shareholder (and if an income tax treaty applies, on whether the Non-U.S. resident Shareholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Fund, as discussed above. If the purchase of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, a Non-U.S. resident Shareholder does not maintain a U.S. permanent establishment) and if such purchase is subject to “sale or exchange” rather than dividend treatment, any gain realized by a Non-U.S. resident Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. resident Shareholder is a non-resident alien individual who is physically present in the United States for more than 183 days during the taxable year of the sale. If, however, a Non-U.S. resident Shareholder is considered, for the reasons described above, to have received a distribution potentially subject to treatment as a dividend from the Fund with respect to Shares tendered, the portion of the distribution treated as a dividend to the Non-U.S. resident Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. resident Shareholder. If the amount realized on the tender of Shares by a Non-U.S. resident Shareholder is effectively connected with the conduct of a trade or business in the United States by the

Non-U.S. resident Shareholder (and, if an income tax treaty applies, and the Non-U.S. resident Shareholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder. Any dividends received by a corporate Non-U.S. resident Shareholder that are effectively connected with a U.S. trade or business in which the corporate shareholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. resident Shareholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. resident Shareholders should provide the Fund with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable U.S. nonresident withholding tax certification in order to avoid backup withholding on the cash they receive from the Fund regardless of how they are taxed with respect to the Shares purchased pursuant to the Offer. A foreign financial institution or non-financial foreign entity that tenders Shares that are accepted for purchase pursuant to the Offer will generally be subject to withholding tax imposed under Sections 1471 to 1474 of the Code (such Code sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) and applicable U.S. Treasury regulations promulgated thereunder at a rate of 30% of the gross proceeds payable to such foreign financial institution or non-financial foreign entity unless such foreign financial institution or non-financial foreign entity provides to the applicable withholding agent a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable U.S. nonresident withholding tax certification demonstrating that FATCA withholding is not required. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described above. Non-U.S. resident Shareholders are urged to consult their own tax advisors to determine the effect, if any, of FATCA on their participation in the Offer.

11.       ODD LOTS.

The Fund will purchase Shares validly tendered and not properly withdrawn prior to the Expiration Date by any Shareholder who owns beneficially or of record an aggregate of not more than 99 Shares (an “Odd Lot Holder”). This preference will be available regardless of whether the tender offer is oversubscribed or otherwise pro-rated.

12.    MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer, or tenders pursuant thereto, would not be in compliance with the laws of such jurisdiction. The Fund reserves the right, however, to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided that the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

Reference is made to the audited financial statements of the Fund for the period ended December 31, 2015, which were prepared by the Fund and filed with the Securities and Exchange Commission in the Fund’s Form N-CSR, filed under the 1940 Act on March 10, 2016. Such financial statements are incorporated herein by reference in their entirety.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Fund at the address and telephone number set out on the first page of the Investor Direction Form or from the Securities and Exchange Commission’s internet website, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the U.S. Securities and Exchange Commission at 100 Fifth Street, N.E., Washington, D.C. 205490102.